Exhibit 99.2

LSF11 Redwood TopCo LLC

Condensed Consolidated Financial Statements

as of September 27, 2025 and December 31, 2024

and for the Nine Months Ended September 27, 2025

and September 28, 2024

UNAUDITED

LSF11 Redwood Topco LLC and Subsidiaries’ Condensed Consolidated Financial Statements (Unaudited)

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Nine Months Ended September 27, 2025 and September 28, 2024 (Unaudited)	3

Condensed Consolidated Balance Sheets as of September 27, 2025 and December 31, 2024 (Unaudited)	4

Condensed Consolidated Statements of Equity for the Nine Months Ended September 27, 2025 and September 28, 2024 (Unaudited)	5

Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 27, 2025 and September 28, 2024 (Unaudited)	6

Notes to Condensed Consolidated Financial Statements	7

Note 1 - Basis of Presentation	7

Note 2 - New Accounting Pronouncements	8

Note 3 - Business and Other Asset Disposals	9

Note 4 - Restructuring and Other Related Charges	10

Note 5 - Inventories, Net	10

Note 6 - Goodwill and Other Intangible Assets	11

Note 7 - Indebtedness	12

Note 8 - Derivative Financial Instruments	17

Note 9 - Equity and Equity-Based Compensation	18

Note 10 - Litigation, Contingent Liabilities and Other Matters	19

Note 11 - Income Taxes	20

Note 12 - Fair Value	22

Note 13 - Subsequent Events	23

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited; in millions)

	Nine months ended
	September 27, 2025	September 28, 2024
Revenues	$972.1	$1,022.4
Cost of products sold	565.1	599.5

Gross profit	407.0	422.9
Selling, general and administrative	213.3	224.9
Intangible amortization	75.8	80.3
Restructuring and other related charges	6.5	2.5
Loss on sale of business	—	26.7

Operating income	111.4	88.5
Other expense, net	(12.4)	(0.1)
Interest expense, net	(91.6)	(107.6)
Losses on early extinguishments of debt	(1.2)	(9.3)

Income (loss) before income taxes	6.2	(28.5)
Income tax benefit (provision)	8.7	(46.9)

Net income (loss)	$14.9	$(75.4)

Net income (loss)	$14.9	$(75.4)
Other comprehensive income (loss), net:
Foreign currency translation adjustments	135.9	15.3
Reclassification of disposed business foreign currency translation adjustments from accumulated other comprehensive loss	—	0.3
Net unrealized losses on qualifying cash flow hedges, net of tax benefit of $2.4 and $3.9, respectively	(7.4)	(12.9)

Other comprehensive income, net	128.5	2.7

Total comprehensive income (loss)	$143.4	$(72.7)

The accompanying notes are an integral part of these statements.

LSF REDWOOD TOPCO LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 27, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$180.7	$170.9
Accounts receivable, net	241.7	231.8
Contract assets	32.5	27.6
Inventories, net	202.2	177.1
Other current assets	45.9	37.0

Total current assets	703.0	644.4
Property, plant and equipment:
Land	16.9	27.6
Buildings and leasehold improvements	63.2	103.0
Machinery and equipment	184.3	171.1

	264.4	301.7
Accumulated depreciation	(107.6)	(94.5)

Property, plant and equipment, net	156.8	207.2
Goodwill	994.6	948.7
Intangibles, net	1,499.0	1,502.3
Other assets	46.3	57.3

TOTAL ASSETS	$3,399.7	$3,359.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$130.9	$134.0
Contract liabilities	107.8	75.4
Accrued expenses and other current liabilities	158.6	135.7
Income taxes payable	18.1	34.5
Short-term debt	2.3	6.6

Total current liabilities	417.7	386.2
Long-term debt	1,753.4	1,571.5
Deferred and other income tax liabilities	281.2	301.6
Other long-term liabilities	68.4	65.0

Total long-term liabilities	2,103.0	1,938.1
Commitments and contingent liabilities (Note 10)
Equity:
Paid-in capital	1,962.3	1,962.3
Accumulated deficit	(1,105.2)	(820.1)
Accumulated other comprehensive income (loss)	21.9	(106.6)

Total equity	879.0	1,035.6

TOTAL LIABILITIES AND EQUITY	$3,399.7	$3,359.9

The accompanying notes are an integral part of these statements.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

(Unaudited; in millions)

	Nine months ended September 27, 2025
	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at December 31, 2024	$1,962.3	$(820.1)	$(106.6)	$1,035.6
Net income	—	14.9	—	14.9
Other comprehensive income, net	—	—	128.5	128.5
Dividend to Parent	—	(300.0)	—	(300.0)

Balance at September 27, 2025	$1,962.3	$(1,105.2)	$21.9	$879.0

	Nine months ended September 28, 2024
	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Equity
Balance at December 31, 2023	$1,962.3	$(540.1)	$(19.0)	$1,403.2
Net loss	—	(75.4)	—	(75.4)
Other comprehensive income, net	—	—	2.7	2.7
Dividend to Parent	—	(200.0)	—	(200.0)

Balance at September 28, 2024	$1,962.3	$(815.5)	$(16.3)	$1,130.5

The accompanying notes are an integral part of these statements.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine months ended
	September 27, 2025	September 28, 2024
Cash flows from operating activities:
Net income (loss)	$14.9	$(75.4)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Restructuring and other related charges	6.5	2.5
Deferred income tax benefit	(38.0)	(27.4)
Depreciation and amortization	94.8	103.4
Amortization of debt discounts and deferred financing fees	8.5	8.9
Pension and other employee benefits	1.5	1.5
(Gain) loss on asset sales and other, net	(0.7)	1.0
Loss on sale of business	—	26.7
Loss on change in fair value of investment in equity security	—	4.1
Losses on early extinguishments of debt	1.2	9.3
Changes in operating assets and liabilities:
Accounts receivable and other assets	(16.7)	2.4
Contract assets and liabilities, net	29.2	(34.6)
Inventories	(13.0)	(1.2)
Other current assets and other assets (proceeds from termination of former interest rate swaps)	—	34.4
Accounts payable, accrued expenses and other current liabilities	(9.1)	31.8
Cash spending on restructuring actions	(5.2)	(5.9)

Net cash from operating activities	73.9	81.5
Cash flows from investing activities:
Proceeds from sale of business, net of cash disposed	—	311.6
Proceeds from asset sales and other, net	68.6	0.1
Capital expenditures	(14.5)	(11.8)

Net cash from investing activities	54.1	299.9
Cash flows used in financing activities:
Term loan borrowing under senior credit facility	175.0	—
Term loan repayment of senior credit facility	—	(280.0)
Revolver borrowings under senior credit facility	28.2	—
Revolver repayments of senior credit facility	(28.2)	—
Repayments of purchase card program, net	(0.7)	(1.6)
Borrowings under other financing arrangements	—	4.2
Repayments of other financing arrangements	(3.6)	(3.8)
Financing fees paid	(2.8)	(1.2)
Dividends paid to Parent	(300.0)	(200.0)

Net cash used in financing activities	(132.1)	(482.4)
Change in cash, cash equivalents and restricted cash due to changes in foreign currency exchange rates	12.4	(7.8)
Net change in cash, cash equivalents and restricted cash	8.3	(108.8)
Consolidated cash, cash equivalents and restricted cash, beginning of period	173.4	274.4

Consolidated cash, cash equivalents and restricted cash, end of period	$181.7	$165.6

	September 27, 2025	September 28, 2024
Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets at end of period:
Cash and cash equivalents	$180.7	$164.4
Restricted cash included in other current assets	1.0	1.2

Consolidated cash, cash equivalents and restricted cash, end of period	$181.7	$165.6

The accompanying notes are an integral part of these statements.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited; in millions, except per unit data, and unless otherwise noted)

(1)	BASIS OF PRESENTATION

LSF11 Redwood TopCo LLC and its consolidated subsidiaries (“Redwood TopCo,” ‘‘the Company,’’ “we,” “us” or “our”) improves the world through innovative and sustainable solutions. The Company’s product offering is concentrated in process technologies that perform mixing, blending, fluid handling, separation, thermal heat transfer and other activities that are integral to processes performed across a wide variety of nutrition, health and precision solution markets. In 2024, the Company’s revenues were $1.4 billion and consisted of approximately 41%, 35%, and 24% of sales into the Americas, EMEA, and Asia Pacific regions, respectively, and we had operations in more than 20 countries and sales in more than 130 countries around the world.

Various Presentation Matters – We prepared the condensed consolidated financial statements pursuant to the rules and regulations of accounting principles generally accepted in the United States (“GAAP”) for interim reporting, including certain financial statement presentation and disclosure accommodations provided under GAAP to non-issuer entities. As permitted under those rules and regulations, certain footnotes or other financial information normally required in annual financial statements can be condensed or omitted. The financial statements represent our accounts after the elimination of intercompany transactions and, in our opinion, include the adjustments (consisting only of normal and recurring items) necessary for their fair presentation.

Preparing financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from these estimates. The unaudited information included in these condensed consolidated financial statements should be read in conjunction with our 2024 consolidated financial statements. Interim results are not necessarily indicative of full year results and the condensed consolidated financial statements may not be indicative of the Company’s future performance.

We establish actual interim closing dates using a fiscal calendar, which requires our businesses to close their books on the Saturday closest to the end of the first calendar quarter, with the second and third quarters being 91 days in length. The first and fourth quarters of 2025 are 88 and 95 days in length, respectively, compared to 90 and 94 days in the first and fourth quarters of 2024. Our fourth quarter ends on December 31. The interim closing dates for the fiscal third quarters of 2025 and 2024 were September 27 and September 28, respectively.

Related Party Costs - We incurred costs of $5.2 and $3.9 in the nine months ended September 27, 2025 and September 28, 2024, respectively, from Hudson Americas, L.P., the investment manager of our parent company LSF11 Redwood Parent, L.P., a Delaware limited partnership (the “Parent”) and various Lone Star Funds, consisting primarily of reimbursement of costs incurred for management and advisory services. Such costs are recorded within “Selling, general and administrative” (“SG&A”) expense in the accompanying condensed consolidated statements of operations.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

(2)	NEW ACCOUNTING PRONOUNCEMENTS

The following is a summary of new accounting pronouncements that apply or may apply to our business.

In December 2023, the FASB issued an amendment to the guidance to accounting for income taxes which, among other matters, requires non-public business entities to provide (i) qualitative disclosure about specific categories of reconciling items and individual jurisdictions that result in a significant difference between the statutory tax rate and the effective tax rate, (ii) increased disclosure around the disaggregation of income taxes paid (net of refunds received) by type of taxing authority (federal, state and foreign) and by individual jurisdiction in which the company operates, and (iii) disclosure of income (or loss) from continuing operations before income taxes disaggregated between domestic and foreign, and income tax provision (benefit) disaggregated between federal, state and foreign. In addition, certain previously required disclosures are being eliminated. The guidance is effective for fiscal years beginning after December 15, 2024. We are currently assessing the impact of this amendment on the disclosures in our consolidated financial statements and expect the primary impact to result in increased disclosures around our income taxes paid (net of refunds received) and effective tax rate reconciliation.

In March 2024, the FASB issued an amendment to the guidance to accounting for stock compensation which, among other matters, provides illustrative examples to demonstrate how an entity should apply the scope guidance in the Compensation – Stock Compensation Topic of the Codification to profit interest and similar awards, in order to reduce complexity in determining whether such types of awards are subject to this topic and given existing diversity in practice. This guidance is applicable to an entity which provides employees or nonemployees with profit interest awards to align compensation with the entity’s performance and provides those recipients with the opportunity to participate in future profits and/or equity appreciation of the entity. This guidance provides illustrative examples to assist in the determination of whether such awards should be accounted for as a share-based payment arrangement or similar to a cash bonus or profit-sharing arrangement. The guidance is effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. We do not expect the adoption of this amendment to have an impact on our consolidated financial statements, related to our accounting for incentive unit awards as is further described in Note 9.

In November 2024, the FASB issued an amendment to the guidance on income statement presentation related to Disaggregation of Income Statement Expenses (“DISE”), which requires public business entities to provide enhanced disclosures about significant expense categories included in income statement line items. This guidance is intended to improve transparency by requiring annual disclosure of certain natural expense categories (such as employee compensation, depreciation, amortization, and inventory purchases) and qualitative information about other expense components that are currently presented in aggregate within cost of sales, SG&A expenses, and similar captions. The guidance is effective for annual periods beginning after December 15, 2026, and for interim periods within annual periods beginning after December 15, 2027, with early adoption permitted. We are currently assessing the impact of this amendment on the disclosures in our consolidated financial statements and expect the primary impact to result in increased disaggregation of certain expense categories within our notes to the consolidated financial statements.

In September 2025, the FASB issued an amendment to the guidance to accounting for internal-use software. This amendment modernizes the accounting for internal-use software costs, including website development costs, by removing references to prescriptive and sequential software development stages and introducing a new capitalization threshold. Under the updated guidance, entities are required to begin capitalizing software costs when (i) management has authorized and committed to funding the software project and (ii) it is probable that the project will be completed, and the software will be used to perform the function intended. The guidance also requires entities to assess whether significant development uncertainty exists, based on factors such as technological innovations or unproven features and the identification of significant performance requirements. The amendments clarify that disclosures for capitalized internal-use software costs should follow the requirements for property, plant, and equipment, rather than intangible assets. The guidance is effective for annual reporting periods beginning after December 15, 2027, with early adoption permitted. We are currently evaluating the impact of this amendment on our consolidated financial statements and related disclosures.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

(3)	BUSINESS AND OTHER ASSET DISPOSALS

Sale of Hydraulic Technologies Business

On March 29, 2024, the Company entered into a definitive agreement to sell its Hydraulic Technologies (“HT”) business to HYT Buyer, LLC (the “HT Buyer”) for a gross sales price of $325.0, payable in cash (the “HT Sale Agreement”). The gross sales price was subject to (i) certain reductions related to indebtedness of the business at the closing date (as defined in the HT Sale Agreement) and (ii) a reduction due to certain transaction costs and fees, and (iii) adjustments resulting from a customary period of review after the closing date between the parties of net working capital of the business at the closing date (as defined in the HT Sale Agreement). The sale of the HT business was consummated on June 1, 2024, and we received proceeds from the HT Buyer of $311.6 (net of cash disposed of $0.5) in connection with the closing of the sale.

We classified the assets and liabilities of the HT business as “Assets held for sale” and “Liabilities held for sale”, respectively, as of the end of our first quarter of 2024, when certain key terms and final Company board approvals related to the HT Sale Agreement were finalized and obtained and, accordingly, we ceased the depreciation of property, plant and equipment and amortization of intangible assets of the HT business beginning as of the first day of our second quarter of 2024.

The HT business recognized revenues of $148.2 during the year ended December 31, 2023. We recorded a pre-tax loss on the HT business of $21.7 during the first quarter of 2024 to reduce the carrying value of the HT business to our estimate of the net proceeds expected to be realized upon finalization of the purchase price with the HT Buyer, less estimated costs to sell. This loss was attributable primarily to circumstances specific to the HT business sale process which arose during the first quarter of 2024 including, among other factors, (i) the narrowing of the population of potential buyers of the HT business, (ii) a conclusion reached that the HT Buyer was not expected to realize a level of post-close synergies that Company management believed to have been potentially achievable by certain other types of prior potential buyers of the HT business, (iii) finalization of the nature and types of deductions from gross sales proceeds related to indebtedness of the HT business (as defined in the HT Sale Agreement), and (iv) estimated transaction costs and fees to sell the HT business. As this loss was determined not to be attributable to any individual components of the HT business’ net assets, it was reflected as a valuation allowance against the total assets of the HT business as of the first quarter of 2024.

During the second quarter of 2024, we recorded an additional pre-tax loss on sale of the HT business of $4.9 related to (i) finalization of transaction costs and fees, (ii) an increase in certain estimated business taxes payable by the Company, resulting from the sale, and, to a lesser extent, (iii) an increase in the noncurrent net assets of the HT business during the second quarter of 2024.

Concurrent with the closing of the sale, the parties entered into ancillary transition services agreements (the “HT TSAs”). Under the HT TSAs, the Company has provided the HT Buyer with certain specified services for varying periods in order to ensure an orderly transition of the business following the closing at agreed-upon prices or rates. These services have substantially concluded and included, among others, certain information technology, finance and human resources services. Income from such services of $1.1 and $1.5 in the nine months ended September 27, 2025 and September 28, 2024, respectively, was recognized as a component of “Other expense, net”.

During the second quarter of 2024, using proceeds received from the sale of the HT business and cash on hand, we repaid $280.0 of the outstanding principal balance of the term loan under our senior credit facilities and paid a dividend of $200.0 to the Parent.

Sale of Corporate Headquarters Facility

On July 10, 2025, the Company completed the sale of its corporate headquarters facility to a third party, with net cash proceeds received of $68.6. We recognized a pre-tax gain on sale of the asset disposal group of $1.0 as a component of “Other expense, net” in the nine months ended September 27, 2025.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

(4)	RESTRUCTURING AND OTHER RELATED CHARGES

Restructuring and other related charges of $6.5 for the nine months ended September 27, 2025 relate primarily to (i) reductions in force of certain business unit personnel within our Nutrition and Health Solutions business and across each region in which that business operations, (ii) $2.1 of charges for the period related to management’s plan to terminate and exit the lease of a Nutrition and Health Solutions facility based in the EMEA region and, to a lesser extent, (iii) reductions in force of certain business unit personnel within our Pumps business in the EMEA region, each of which were executed in an effort to continue to streamline our costs.

Restructuring and other related charges of $2.5 for the nine months ended September 28, 2024 relate primarily to reductions in force of (i) certain business unit personnel within our Nutrition and Health Solutions business in the Asia Pacific region as well as (ii) certain business unit personnel in our Pumps business in the EMEA region. There were no charges related to facilities exit / consolidation costs or other types of restructuring costs recognized during the nine months ended September 24, 2024.

The following is an analysis of our restructuring liabilities (included in “Accrued expenses and other current liabilities” in our condensed consolidated balance sheets) for the periods noted:

	Nine months ended
	September 27, 2025	September 28, 2024
Balance at beginning of period	$2.7	$4.7
Restructuring and other related charges (1)	4.4	2.5
Utilization — cash	(5.2)	(5.9)
Currency translation adjustment and other	0.1	(0.1)

Balance at end of period	$2.0	$1.2

(1)	Amounts that impacted restructuring and other related charges but not the restructuring liabilities included $2.1 for the nine months ended September 27, 2025.

(5)	INVENTORIES, NET

Inventories as of September 27, 2025 and December 31, 2024 comprised the following:

	September 27, 2025	December 31, 2024
Finished goods	$72.3	$61.5
Work in process	34.6	26.1
Raw materials and purchased parts	96.8	91.1

Total FIFO cost	203.7	178.7
Excess of FIFO cost over LIFO inventory value	(1.5)	(1.6)

Total inventories	$202.2	$177.1

Inventories include material, labor and factory overhead costs and are reduced, when necessary, to estimated net realizable values. Certain domestic inventories are valued using the last-in, first-out (“LIFO”) method.

Inventories which are accounted for using the LIFO method, net of their respective LIFO reserves as of each date, represented approximately 13% of total inventories as of September 27, 2025 and December 31, 2024. Other inventories are valued using the first-in, first-out (“FIFO”) method.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

(6)	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

During the nine months ended September 27, 2025, the increase in the carrying amount of goodwill from $948.7 to $994.6 reflected the effects of foreign currency translation.

In connection with our accounting policy, we perform our annual impairment testing of goodwill (and indefinite-lived intangible assets that are not amortized) during our fiscal fourth quarter. Based on our impairment testing performed during our fourth quarter of 2024, the estimated fair values of our reporting units exceeded their respective carrying values by a minimum of 19% as of the testing date.

There is uncertainty around (i) changes in U.S. and global tariff regulations and the implications of tariff changes on international trade, as well as (ii) the duration and overall impact of global monetary policy and elevated interest rates on the global economy, which could result in an adverse material change in a future period to the estimates we have made related to the valuation of goodwill in our impairment testing performed during our fourth quarter of 2024 as noted above. Adverse changes to or a failure to achieve our business plans (revenue growth rates, profit margins), lower customer spending estimates, deterioration of macroeconomic conditions, an increase in discount rates, and/or significant declines in industry multiples could result in a future impairment of our goodwill, which could be material.

Based on an assessment of the operating performance of our business units realized during the nine months ended September 27, 2025 and related updates to our forecasted results, relative to the assumptions utilized in our goodwill impairment test performed during our fourth quarter of 2024, we concluded that no indicators of impairment exist as of September 27, 2025. We will perform our annual impairment testing of goodwill (and indefinite-lived intangible assets that are not amortized) during the fourth quarter of 2025 in conjunction with our annual financial planning process. In performing that annual impairment testing, we will assess, among other items, the effects of changes in tariff regulations and global macroeconomic conditions, including inflationary trends, related global monetary policy, and elevated interest rates, order trends, operating costs, profit margins and operating cash flow performance of our reporting units.

Other Intangibles, Net

Identifiable intangible assets were as follows:

	September 27, 2025			December 31, 2024
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets with determinable lives:
Customer relationships	$1,349.9	$(296.6)	$1,053.3	$1,287.9	$(222.7)	$1,065.2
Technology	270.2	(65.3)	204.9	255.7	(48.6)	207.1
Backlog	40.3	(40.3)	—	39.0	(39.0)	—

	1,660.4	(402.2)	1,258.2	1,582.6	(310.3)	1,272.3
Trademarks with indefinite lives	240.8	—	240.8	230.0	—	230.0

Total	$1,901.2	$(402.2)	$1,499.0	$1,812.6	$(310.3)	$1,502.3

During the nine months ended September 27, 2025, changes in the gross carrying values of identifiable intangible assets reflected the effects of foreign currency translation.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

In connection with our acquisition by the Parent in April 2022, the weighted-average amortization period, assigned as of that date, to our intangible assets with determinable lives, was 15.7 years, with customer relationships being amortized over 16.3 years, technology being amortized over 14.5 years, and our backlog intangible asset amortized over a weighted average period of less than one year.

As noted above, management performs its annual indefinite-lived intangible asset impairment testing during our fiscal fourth quarter. Based on our impairment testing performed during our fourth quarter of 2024, the estimated fair values of our indefinite-lived intangible assets approximated their respective carrying values, primarily due to the relatively short period of time passage (and therefore relatively insignificant changes in underlying assumptions) since our acquisition by the Parent.

In accordance with relevant guidance, we tested our customer relationships and technology assets for impairment by estimating the undiscounted future cash flows of such assets. The undiscounted future cash flows of customer relationships and technology assets for each of our asset groups significantly exceeded their respective carrying values as of the testing date in the fourth quarter of 2024; accordingly, we concluded that such intangible assets were not impaired as of December 31, 2024.

In connection with the impairment test performed with respect to our indefinite-lived trademarks, the fair values of our reporting units’ trademarks were estimated using assumed royalty rates applied to expected future cash flows of the respective product lines of the reporting units, discounted at a rate of return reflecting current market conditions (Level 3 inputs). A change in assumptions used in the quantitative analysis (e.g., projected revenues, discount rates, royalty rates) could result in the trademarks’ estimated fair values being less than the respective carrying values. If current financial forecasts are not met, we may be required to record an impairment charge in a future period.

As discussed above, there is uncertainty around (i) changes in U.S. and global tariff regulations and the implications of tariff changes on international trade, as well as (ii) the duration and overall impact of global monetary policy and elevated interest rates on the global economy, which could result in an adverse material change in a future period to the estimates we have made related to the valuation of intangible assets in our impairment testing performed during the fourth quarter of 2024 described above, which could result in a future impairment of such assets.

We will perform our annual impairment testing of indefinite-lived intangible assets that are not amortized during the fourth quarter of 2025 in conjunction with our annual financial planning process.

(7)	INDEBTEDNESS

Debt as of September 27, 2025 and December 31, 2024 was comprised of the following:

	September 27, 2025	December 31, 2024
Term loan, net of discount of $24.4 and $30.8, respectively	$1,273.6	$1,092.2
8.750% senior notes, net of discount of $13.5 and $15.8, respectively (due in April 2030)	486.5	484.2
Other indebtedness (1)	2.3	6.6
Less: deferred financing fees (2)	(6.7)	(4.9)

Total debt	1,755.7	1,578.1
Less: short-term debt	2.3	6.6

Total long-term debt	$1,753.4	$1,571.5

(1)

As of September 27, 2025 and December 31, 2024, includes balances under a purchase card program of $2.3 and $3.0, respectively, and financed insurance premiums of $0.0 and $3.6, respectively. The purchase card program allows for payment beyond customary payment terms for goods and services acquired under the program. As this arrangement extends the payment of these purchases beyond their normal payment terms through third-party lending institutions, we have classified these amounts as short-term debt.

(2)	As of September 27, 2025 and December 31, 2024, deferred financing fees were comprised of fees related to the term loan facility and to the senior notes as discussed further below.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

Senior Credit Facilities

On April 5, 2022 (the “Closing Date”), SPX FLOW, Inc., a wholly-owned subsidiary of the Company (“SFI”), entered into senior credit facilities (the “Senior Credit Facilities”) with a syndicate of lenders, with Citibank, N.A. as the administrative agent, and Deutsche Bank AG Filiale Deutschlandgeschäft, as the foreign trade facility agent, which provided for senior secured financing in an aggregate initial amount of $1,885.0, consisting of the following (as of the date of the Refinancing Amendment (as defined below), the remaining amount of the senior secured financing was $1,573.0):

•

a term loan facility in an aggregate initial principal amount of $1,610.0, with the remaining principal balance outstanding as of September 27, 2025 due at final maturity of April 5, 2029 (as of the date of the Refinancing Amendment, the remaining principal balance of the term loan facility was $1,298.0);

•

a revolving credit facility, available for loans and performance letters of credit in U.S. Dollars, Euros, British Sterling, and other currencies, in an aggregate principal amount up to the equivalent of $200.0, with an initial final maturity of April 5, 2027 (in connection with the Refinancing Amendment, the maturity was extended to January 4, 2029); and

•

a bilateral foreign credit instrument facility, available for performance letters of credit and guarantees in Euros, British Sterling, and other currencies, in an aggregate principal amount up to the equivalent of $75.0, with a final maturity of April 5, 2027 (under which SFI had committed facilities available for issuance of $74.0 as of September 27, 2025).

SFI also may seek additional commitments, without consent from the existing lenders, to add an incremental term loan facility, increase the commitments in respect of the revolving credit facility and/or add one or more classes of revolving credit commitments not to exceed the greater of (i) $245.0 and (ii) an amount equal to 75% of consolidated adjusted EBITDA, minus prior use of an incremental debt basket and any permitted ratio debt, plus for incremental term loans that effectively extend the maturity of a facility, amounts equal to the portion of such facilities and/or incremental term loans to be replaced with incremental term loans, plus amounts of previous voluntary prepayments of term loans (or incremental equivalent debt), or voluntary commitment reductions of the revolving facility. SFI may also incur ratio-based incremental debt, as long as, if such incremental facility or incremental equivalent debt is (a) secured on a pari passu basis with the obligations, the First Lien Net Leverage Ratio (as defined in the credit agreement governing the senior credit facilities (as modified by various amendments to the Credit Agreement, up to and including the most recent Amendment No. 4 to Credit Agreement, dated as of August 6, 2025 (collectively, the “Refinancing Amendment”), and as further amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”)), does not exceed 4.25:1.00, (b) secured on a junior lien basis with the obligations, the Secured Net Leverage Ratio (as defined in the Credit Agreement) does not exceed 4.75:1.00; or (c) unsecured, either (x) the Total Net Leverage Ratio (as defined in the Credit Agreement) does not exceed 6.50:1.00, or (y) the Interest Coverage Ratio (as defined in the Credit Agreement) is not less than 2.00:1.00.

SFI is the borrower under all of the Senior Credit Facilities, and SFI may designate certain of its foreign subsidiaries to be co-borrowers under the revolving credit facility and the bilateral foreign credit instrument facility.

All borrowings and other extensions of credit under the Senior Credit Facilities are subject to the satisfaction of customary conditions, including absence of defaults and accuracy in material respects of representations and warranties.

The letters of credit available for issuance under the revolving credit facility are stand-by letters of credit requested by SFI on behalf of itself or any of its subsidiaries. The bilateral foreign credit instrument facility is used to issue foreign credit instruments, including bank undertakings to support our foreign operations.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

The interest rates applicable to loans under the Senior Credit Facilities are, at SFI’s option, equal to either (x) an alternate base rate (the highest of (a) the effective federal funds rate plus 0.5%, (b) the “prime rate” of Citibank, N.A., and (c) the term SOFR plus 1.0%), (y) term SOFR, or (z) certain alternative currency floating rates, plus, in each case, an applicable margin percentage, which varies based on our First Lien Net Leverage Ratio (as defined in the Credit Agreement generally as the ratio of consolidated first lien debt (excluding, without limitation, the face amount of undrawn letters of credit, bank undertakings or analogous instruments and net of cash and cash equivalents) at the date of determination to consolidated adjusted EBITDA for the four fiscal quarters ended most recently before such date). SFI may elect interest periods of one, three or (other than in the case of an alternative currency term rate borrowing denominated in Canadian dollars) six months for term SOFR borrowings and certain alternative currency rate borrowings. After giving effect to the Refinancing Amendment, the per annum interest rate margins applicable to the loans are as follows:

I. For term loans: (A) for alternate base rate loans, 1.75% and (B) for term SOFR loans, 2.75%.

II. For revolving loans: the following percentages per annum, based upon the First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	Term SOFR Loans	Alternative Currency Daily Rate Loans	Alternative Currency Term Rate Loans	Alternate Base Rate Loans
Greater than 4.25 to 1.00	3.25%	3.25%	3.25%	2.25%
Less than or equal to 4.25 to 1.00 but greater than 3.75 to 1.00	3.00%	3.00%	3.00%	2.00%
Less than or equal to 3.75 to 1.00	2.75%	2.75%	2.75%	1.75%

The fees for bilateral foreign credit commitments are the following percentages per annum, based upon the First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	FCI Commitment Fee	Alternative FCI Fee
Greater than 4.25 to 1.00	0.975%	3.25%
Less than or equal to 4.25 to 1.00 but greater than 3.75 to 1.00	0.900%	3.00%
Less than or equal to 3.75 to 1.00	0.825%	2.75%

SFI also pays fronting fees on the outstanding amounts of financial letters of credit at the rate of 0.125% per annum.

The Senior Credit Facilities require mandatory prepayments in amounts equal to the net proceeds from indebtedness not permitted by the Credit Agreement and the sale or other disposition of, including from any casualty to, or governmental taking of, property in excess of specified values (other than in the ordinary course of business and subject to other exceptions) by SFI or its subsidiaries, including a Specified Disposition (certain named businesses and assets, as defined in the Credit Agreement). Mandatory prepayment of the term loans is also required in connection with the calculation of Excess Cash Flow (as defined in the Credit Agreement). No prepayments have been required to date in connection with the calculation of Excess Cash Flow. Mandatory prepayments will be applied to repay, first, amounts outstanding under any term loans and, then, amounts outstanding under the revolving credit facility (without reducing the commitments thereunder). No prepayment is required in connection with an asset sale to the extent the net proceeds are reinvested (or committed to be reinvested) in permitted acquisitions, permitted investments or assets to be used in our business within 18 months (and if committed to be reinvested, actually reinvested within 180 days after the end of such 18-month period) of the receipt of such proceeds.

Indebtedness under the Senior Credit Facilities is guaranteed by each existing and subsequently acquired or organized domestic material subsidiary of SFI (with certain exceptions).

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

Indebtedness under the Senior Credit Facilities is secured by (i) a first priority pledge and security interest in 100% of the capital stock of SFI’s domestic subsidiaries (with certain exceptions) held by SFI or the domestic subsidiary guarantors and 65% of the capital stock of its material first-tier foreign subsidiaries (with certain exceptions) and (ii) first priority security interests and other liens on substantially all of the personal property of SFI and its domestic subsidiary guarantors (with certain exceptions).

The Senior Credit Facilities require that, subject to satisfaction of the Financial Maintenance Covenant Condition (as defined below), SFI shall not permit the First Lien Net Leverage Ratio as of the last day of a fiscal quarter to be greater than 7.75:1.00.

The Financial Maintenance Covenant Condition will be satisfied if, only to the extent occurring on the last day of any test period, the aggregate principal amount of all outstanding revolving loans and letters of credit on such date exceeds 35% of the aggregate amount of revolving commitments.

The Senior Credit Facilities also contain covenants that, among other things, restrict our ability to incur additional indebtedness, grant liens, make investments, loans, guarantees, or advances, make restricted junior payments, including dividends, redemptions of capital stock, and voluntary prepayments or repurchase of certain other indebtedness, engage in mergers, acquisitions or sales of assets, or engage in certain transactions with affiliates, and otherwise restrict certain corporate activities. The Senior Credit Facilities contain customary representations, warranties, affirmative covenants and events of default.

SFI is permitted under the Senior Credit Facilities to pay dividends or make distributions to repurchase capital stock not to exceed (x) the greater of $24.5 and 7.5% of consolidated adjusted EBITDA (with unused amounts being carried over for the next three succeeding calendar years, not to exceed the greater of $40.5 and 12.5% of consolidated adjusted EBITDA in any calendar year or (y) after a qualified IPO, the greater of $50.0 and 15% of consolidated adjusted EBITDA in any calendar year (with unused amounts being carried over for the next three succeeding calendar years, not to exceed the greater of $81.25 and 25% of consolidated adjusted EBITDA in any calendar year), plus the cash proceeds of key man life insurance policies received after the Closing Date. SFI is also permitted to, among others, make unlimited restricted payments so long as the Total Net Leverage Ratio, determined on a pro forma basis, does not exceed 5.25:1.00, subject to no payment or bankruptcy event of default with respect to SFI. Furthermore, SFI is permitted to make restricted payments in an amount not to exceed 50% of the net cash proceeds of any specified disposition, so long as the Total Net Leverage Ratio, determined on a pro forma basis, does not exceed 6.50:1:00, for the relevant reference period.

The original issue discount associated with the term loan borrowing is being amortized to “Interest expense, net” using the effective interest method, through the final maturity date of the term loan facility.

Entry into Senior Credit Facilities Refinancing Amendment

On August 6, 2025, SFI entered into Amendment No. 4 to the Credit Agreement, with Citibank, N.A., as the administrative agent, and the lenders party thereto (the “2025 Term Lenders”), whereby, pursuant to the terms of the Credit Agreement, the 2025 Term Lenders provided for incremental term loan borrowings of $175.0 and, accordingly, term loans in an aggregate principal amount of $1,298.0 (the “2025 Term Loans”), to refinance the existing principal balance of the term loans originally provided to SFI on April 5, 2022 and subsequently refinanced on June 6, 2024 and December 10, 2024. The Refinancing Amendment provided for the interest rate margins set forth above under the heading “Senior Credit Facilities”, and included a customary 1.0% prepayment premium required in connection with certain future refinancings of the 2025 Term Loans should such occur within six months of entry into the August 6, 2025 Refinancing Amendment, on terms set forth in the Credit Agreement. The terms of the 2025 Term Loans are otherwise consistent with the previously-existing term loans pursuant to the Credit Agreement.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

Senior Notes due 2030

On the Closing Date, SFI issued $500.0 in aggregate principal amount of 8.750% senior unsecured notes due in April 2030 (the “Senior Notes”). The Senior Notes were issued pursuant to an indenture, dated as of April 5, 2022, by and among SFI, the subsidiary guarantors named therein, and Wilmington Trust, National Association, as trustee of the Senior Notes (the “Indenture”). The interest payment dates for the Senior Notes are April 1 and October 1 of each year, with interest payable in arrears. The Senior Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside of the United States in reliance on Regulation S under the Securities Act. The original issue discount associated with the Senior Notes is being amortized to “Interest expense, net” using the effective interest method, through the maturity date of such notes.

The Senior Notes are redeemable, in whole or in part, at a price equal to 100% of the principal amount thereof plus a specific premium as set forth in the Indenture, plus accrued and unpaid interest. If SFI experiences certain types of change of control transactions, it must offer to repurchase the Senior Notes at 101% of the aggregate principal amount of the Senior Notes repurchased, plus accrued and unpaid interest.

The Senior Notes are unsecured and rank equally with all of SFI’s existing and future unsubordinated unsecured senior indebtedness and are effectively junior to the Senior Credit Facilities. The Senior Notes are guaranteed by SFI’s existing and future domestic subsidiaries that guarantee the Senior Credit Facilities, subject to certain exceptions. The likelihood of SFI’s subsidiaries having to make payments under the guarantee is considered remote.

The Indenture contains covenants that limit SFI’s (and its subsidiaries’) ability to, among other things: (i) incur additional indebtedness; (ii) declare or pay dividends, redeem stock or make other distributions to stockholders; (iii) make certain investments; (iv) create certain liens; (v) enter into certain transactions with affiliates; (vi) agree to certain restrictions on the ability of our restricted subsidiaries to make certain payments; (vii) make certain asset dispositions and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of SFI’s or SFI’s restricted subsidiaries’ assets.

Other Indebtedness Matters

The weighted average interest rate of outstanding borrowings under the Senior Credit Facilities was approximately 7.2% and 7.7% as of September 27, 2025 and December 31, 2024, respectively.

As of September 27, 2025, SFI had $196.1 of borrowing capacity under the revolving credit facility after giving effect to $3.9 reserved for outstanding letters of credit. In addition, as of September 27, 2025, SFI had $17.1 of available, committed issuance capacity under its foreign credit instrument facility after giving effect to $56.9 reserved for outstanding bank guarantees.

As of September 27, 2025, in addition to the revolving line and letters of credit described above, SFI had $13.0 of letters of credit outstanding under separate arrangements in China and India.

As of September 27, 2025, SFI was in compliance with all covenants of the Senior Credit Facilities and the Indenture.

In connection with the Refinancing Amendment mentioned above, we recognized a charge of $1.2, classified as “Losses on early extinguishments of debt” in the accompanying condensed consolidated statements of operations during the nine months ended September 27, 2025, related to the write-off of the associated unamortized discount and deferred financing fees.

Using proceeds received from the sale of the HT business and cash on hand, and as discussed further in Note 3, we repaid $280.0 of the outstanding principal balance of the term loan during the second quarter of 2024. In connection with the prepayment of the term loan, we recognized a charge of $9.3, classified as “Losses on early extinguishments of debt” in the accompanying condensed consolidated statements of operations during the nine months ended September 28, 2024, related to the write-off of the associated unamortized discount and deferred financing fees.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

(8)	DERIVATIVE FINANCIAL INSTRUMENTS

Interest rate derivatives

SFI maintains interest rate swaps (collectively including each of those discussed below, the “Swaps”), which SFI has designated and accounted for as cash flow hedges, to hedge interest rate risk on its variable rate term loan. These Swaps effectively convert a substantial portion of SFI’s borrowings under its variable term loan to a fixed rate.

In connection with SFI’s entry into a senior credit facilities refinancing amendment during the second quarter of 2024 (as discussed further in Note 7), SFI also terminated and settled its formerly outstanding Swaps (the “Former Swaps”) during that quarter, receiving proceeds from the termination of $34.4. The unrealized gains associated with the Former Swaps are being reclassified from accumulated other comprehensive income (loss) into earnings as a component of “Interest expense, net” when the forecasted transactions (interest payments) impact earnings, through the original maturity date of the Former Swaps in December 2025.

Subsequent to the termination and settlement of the Former Swaps, SFI entered into new Swaps (the “Current Swaps”), also designated and accounted for as cash flow hedges, which have maturities through December 2025. Additionally, in connection with SFI’s entry into its senior credit facilities Refinancing Amendment during the third quarter of 2025 (as discussed further in Note 7), SFI entered into an additional tranche of its Current Swaps, also designated and accounted for as cash flow hedges, which have maturities through June 2026.

Consistent with the Former Swaps, the Current Swaps effectively convert a substantial portion of SFI’s borrowings under its variable term loan to a fixed rate. Under terms of SFI’s term loan, reflective of the effects of the Refinancing Amendment, SFI pays SOFR plus 2.75% of applicable margin. The Current Swaps allow SFI to pay a fixed rate of 4.45% and receive SOFR from the Current Swaps counterparties which, as of September 27, 2025, was 4.16% (one-month SOFR rate). The outstanding notional value of the Current Swaps is scheduled to decline on December 31, 2025, such that the percentage of the outstanding notional value of the Current Swaps to the outstanding borrowing under SFI’s term loan is expected to decline at that future date. As of September 27, 2025, the aggregate notional amount of the Current Swaps was $1,168.2. Changes in the fair value of SFI’s Current Swaps are reclassified from accumulated other comprehensive income (loss) into earnings as a component of “Interest expense, net” when the forecasted transactions (interest payments) impact earnings.

The unrealized gains, net of tax provisions of $0.3 and $2.7, respectively, related to SFI’s Swaps and recorded in accumulated other comprehensive income (loss), were $0.7 and $8.1, respectively, as of September 27, 2025 and December 31, 2024. The fair values of SFI’s Swaps were $2.5 and $5.7 as of September 27, 2025 and December 31, 2024, respectively, and were recorded in “Accrued expenses and other current liabilities” in our condensed consolidated balance sheets.

Foreign currency derivatives

We manufacture and sell our products in a number of countries and, as a result, are exposed to movements in foreign currency (“FX”) exchange rates. Our objective is to preserve the economic value of non-U.S.-denominated cash balances and non-functional currency-denominated cash flows and to minimize the impact of changes as a result of currency fluctuations. Our principal currency exposures relate to the Euro, Chinese Yuan and British Sterling.

We had FX forward contracts with an aggregate notional amount of $459.6 and $287.6 outstanding as of September 27, 2025 and December 31, 2024, respectively, with all such contracts scheduled to mature within one year. There were no unrealized gains or losses recorded in accumulated other comprehensive income (loss) related to FX forward contracts as of September 27, 2025 and December 31, 2024. The net gains (losses) recorded in “Other expense, net” related to FX gains (losses) totaled ($13.3) and $4.4 for the nine months ended September 27, 2025 and September 28, 2024, respectively.

Our FX forward contracts had no associated fair values as of September 27, 2025 and December 31, 2024, as they were entered into on dates approximating such fiscal quarter-end and year-end dates, respectively.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

(9)	EQUITY AND EQUITY-BASED COMPENSATION

Membership in Redwood TopCo

As of September 27, 2025 and December 31, 2024, the Parent was the sole member of the Company.

Equity-Based Compensation

Effective June 10, 2022, certain employees of SFI based in the U.S. were granted incentive unit awards which vest subject to meeting certain vesting conditions. In addition, certain employees of SFI based outside the U.S. were granted awards with similar terms and vesting conditions as the incentive unit awards granted to U.S.-based employees, with the exception that the awards entitle the employee to cash distributions upon a discretionary payment or a future liquidation of the Parent (together with the U.S.-based incentive awards, the “Management Incentive Plan”, or “MIP”). Directors who are independent of both SFI and the general partner of our Parent and various Lone Star funds were granted MIP awards that are comparable both in nature and terms to those MIP awards granted to employees. Based on provisions contained within the MIP, compensation costs related to such awards, if vesting provisions are satisfied, are expected to be substantially recognized upon a future liquidation of the Parent.

Amounts potentially distributable to participants in the MIP are dependent upon the amount of capital returned to the Parent in excess of its initial investment contributed to acquire the Company and are subject to fluctuation based upon the amount of capital ultimately returned upon a future liquidation of the Parent. Half of incentive unit awards vest over time, subject to continued employment (or service in the case of independent directors), ratably per year over a five-year period, and the remainder vest at the conclusion of the investment period (also subject to continued employment or service as applicable). Vesting does not trigger the right to a distribution under the MIP but entitles participants to a potential distribution upon a future liquidation of the Parent. Depending on the underlying conditions of a recipient’s termination prior to a future liquidation of the Parent, vested incentive unit awards may either remain outstanding until such liquidation event or be forfeited. In any event, unvested incentive unit awards are forfeited upon a recipient’s termination prior to a future liquidation of the Parent.

Based on key terms of the respective agreements and application of relevant guidance contained in the Compensation–Stock Compensation Topic of the Codification, the awards granted to U.S.-based recipients are being accounted for as equity-classified awards and the awards granted to non-U.S.-based recipients are being accounted for as liability-classified awards. The Black Scholes option pricing simulation model was used to determine the fair value of the MIP awards, utilizing various inputs discussed further below, with such fair value estimate reflecting a discount for lack of marketability, determined utilizing the Finnerty put option valuation technique, given the privately held nature of the membership units of the Parent.

Key assumptions used in determining the fair value of MIP awards granted on June 10, 2022 included the following:

Annual expected equity volatility	62.5%
Discount for lack of marketability	31.0%
Annual expected dividend yield	—%
Risk-free interest rate	3.2%
Term	3.5 years

Annual expected equity volatility was based on observed comparable guideline public company stock volatilities after consideration of differences in public versus private ownership, growth stage, size, risk and profitability, as well as the composition of the Company’s capital structure. An expected annual dividend yield was not assumed as dividends were not being declared on Parent membership units as of the grant date noted above. The average risk-free interest rate was based on an interpolation of the daily U.S. treasury yield curve rate as of the grant date. The term was based on management’s best estimate of the date of a future liquidation of the Parent.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

The following table summarizes MIP unit activity for the nine months ended September 27, 2025 (unit amounts below are presented in millions):

	Number of MIP Units	Weighted-Average Grant Date Fair Value per Share
Outstanding as of December 31, 2024 (1)	0.779	$42.52
Grants	—	n/a
Forfeited	(0.005)	41.08

Outstanding as of September 27, 2025 (1)	0.774	42.53

(1)	Of the number of outstanding MIP units as of September 27, 2025 and December 31, 2024, 0.230 and 0.153 units (presented in millions), respectively, had vested in accordance with MIP provisions.

There was unrecognized equity compensation of $33.7 related to outstanding MIP awards as of September 27, 2025. As noted above, no compensation costs have been recognized to date related to such awards as, based on provisions contained within the MIP, compensation costs related to such awards, if vesting provisions are satisfied, are expected to be substantially recognized upon a future liquidation of the Parent. The future liquidation of the Parent is not considered probable at this time.

Unrecognized equity compensation related to awards granted to U.S.-based recipients is valued utilizing the weighted-average fair value of such awards of $42.77 per unit as of their initial grant date, as such awards are equity-classified awards. Unrecognized equity compensation related to awards granted to non-U.S.-based recipients is valued using the fair value of such awards of $49.38 per unit as of September 27, 2025, as such awards are liability-classified awards.

Accumulated Other Comprehensive Income (Loss)

The Company’s accumulated other comprehensive income as of September 27, 2025 was comprised of (i) a foreign currency translation adjustment (“CTA”) gain of $21.2 and (ii) an unrealized gain of $0.7 related to our Swaps (comprised of a pre-tax gain of $1.0 and net of a tax provision of $0.3 as discussed further in Note 8). The Company’s accumulated other comprehensive loss as of December 31, 2024 was comprised of a (i) CTA loss of ($114.7), partially offset by (ii) an unrealized gain of $8.1 related to our Swaps (comprised of a pre-tax gain of $10.8 and net of a tax provision of $2.7).

See the condensed consolidated statements of comprehensive income (loss) for changes in accumulated other comprehensive income (loss) for the nine months ended September 27, 2025 and September 28, 2024.

In addition to other items noted above, changes in accumulated other comprehensive income (loss) during the nine months ended September 28, 2024 included the reclassification out of accumulated other comprehensive loss of $0.3 of CTA loss related to the sale of the HT business (see Note 3 for further discussion of the sale of this business).

Dividends to Parent

Using proceeds received from the sale of our corporate headquarters, the Refinancing Amendment and cash on hand, we paid a dividend of $300.0 to the Parent during the third quarter of 2025 (see Note 3 and Note 7 for further discussion of the sale of our corporate headquarters and the Refinancing Amendment, respectively).

Using proceeds received from the sale of the HT business and cash on hand, and as discussed further in Note 3, we paid a dividend of $200.0 to the Parent during the second quarter of 2024.

(10)	LITIGATION, CONTINGENT LIABILITIES AND OTHER MATTERS

Litigation and Contingent Liabilities

Various claims, complaints and proceedings arising in the ordinary course of business, including those relating to litigation matters (e.g., class actions, derivative lawsuits and contracts, and intellectual property and competitive claims), have been filed or are pending against us and certain of our subsidiaries. We believe these matters are either without merit or of a kind that should not have a material effect, individually or in the aggregate, on our financial position, results of operations or cash flows.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

We are subject to domestic and international environmental protection laws and regulations with respect to our business operations and are operating in compliance with, or taking action aimed at ensuring compliance with, these laws and regulations. We believe our compliance obligations with environmental protection laws and regulations should not have a material effect, individually or in the aggregate, on our financial position, results of operations or cash flows.

Potential Impacts of Hamas/Israel Conflict

The Hamas/Israel conflict did not have a significant impact on our operating results for the nine months ended September 27, 2025 or September 28, 2024. As of September 27, 2025, we had approximately $1.5 of contractual obligations to customers based in the Middle East, potentially impacted by the Hamas/Israel conflict, to be performed. We are engaged with our customers in the Middle East that are potentially impacted by the Hamas/Israel conflict and will continue to monitor the status of the conflict and its potential impacts; however, at this time, we do not expect any potential impacts from the disposition of our contractual obligations to be material to our financial position, results of operations or cash flows.

Potential Impacts of Russia/Ukraine Conflict

The Russia/Ukraine conflict did not have a significant impact on our operating results during the nine months ended September 27, 2025 or September 28, 2024. As of September 27, 2025, we had an insignificant amount of contractual obligations to customers based in Russia to be performed and which are generally on hold due to trade restrictions. We continue to (i) perform an evaluation of the applicability of trade restrictions potentially relevant to fulfilling such orders and (ii) monitor developments in the ongoing conflict. In addition, we are monitoring the availability of certain raw materials that are supplied by vendors from time to time in these countries. However, at this time, we do not expect any potential impacts from such relationships or the disposition of such contractual obligations to be material to our financial position, results of operations or cash flows.

(11)	INCOME TAXES

Unrecognized Tax Benefits

As of September 27, 2025, we had gross unrecognized tax benefits of $30.6 (net unrecognized tax benefits of $ 27.2) of which $21.9, if recognized, would impact our effective tax rate.

We classify interest and penalties related to unrecognized tax benefits as a component of our income tax provision. As of September 27, 2025, gross accrued interest totaled $4.0 (net accrued interest of $3.1), and there was no accrual for penalties included in our unrecognized tax benefits.

Based on the outcome of certain examinations or as a result of the expiration of statutes of limitations for certain jurisdictions, we believe that within the next 12 months it is reasonably possible that our previously unrecognized tax benefits could decrease by $3.0 to $13.5. The previously unrecognized tax benefits relate to transfer pricing matters and certain U.S. federal and state tax positions.

Other Tax Matters

During the nine months ended September 27, 2025, we recorded an income tax benefit of $8.7 on $6.2 of pre-tax income. The tax benefit for this period included income tax benefits of (i) $7.5 resulting from the impact of a tax incentive received by one of the Company’s Chinese subsidiaries related to its 2024 return and related to the rate reduction on certain deferred tax liabilities reversing in 2025 and 2026, (ii) $5.6 resulting from certain favorable adjustments to our U.S. federal income tax return, (iii) $2.5 resulting from a change in estimate for certain uncertain tax positions for transfer pricing and (iv)

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

$1.7 resulting from the impact of a German income tax rate reduction on the deferred tax balances of our German subsidiaries, partially offset by income tax charges of (i) $5.4 resulting from losses occurring in the period in certain jurisdictions where the benefit of those losses is not expected to be realized and (ii) $1.1 resulting from an examination in the U.S. of federal income tax returns of tax years 2018 and 2019.

During the nine months ended September 28, 2024, we recorded an income tax expense of $46.9 on $28.5 of pre-tax loss. The tax expense for this period was impacted by income tax charges of (i) $38.9 resulting from certain U.S. taxes and non-U.S. taxes on the sale of the HT business including adjustments to the valuation allowance of the U.S. federal and state capital losses based on the sale and taxes on the repatriation of certain non-U.S. proceeds arising from the sale and (ii) $8.7 resulting from U.S. taxes on foreign earnings, net of related credits, partially driven by the sale of certain foreign subsidiaries and assets that comprised part of the HT business and partially offset by an income tax benefit of $1.0 resulting from certain favorable adjustments to our U.S. federal income tax return, including valuation allowance impacts.

We review our income tax positions on a continuous basis and record unrecognized tax benefits for potential uncertain positions when we determine that an uncertain position meets the criteria of the Income Taxes Topic of the Codification. As events change and resolutions occur, adjustments are made to amounts previously provided, such as in the case of audit settlements with taxing authorities.

We have various income tax returns under examination. The most significant of these is the examination in the U.S. of the federal income tax returns for tax years 2018 and 2019. We believe that any uncertain tax positions related to these examinations have been appropriately reflected as unrecognized tax benefits. The examination in Germany for the 2015 through 2020 tax years was closed in the second quarter of 2025.

An unfavorable resolution of one or more of the above matters could have a material adverse effect on our results of operations or cash flows in the quarter and year in which an adjustment is recorded or the tax is due or paid. As audits and examinations are still in process or we have not yet reached the final stages of the appeals process, the timing of the ultimate resolution and any payments that may be required for the above matters cannot be determined at this time.

The Organization for Economic Cooperation and Development (OECD) and G20 Inclusive Framework on Base Erosion and Profit Shifting has introduced model rules to establish a global minimum corporate tax rate of 15% for large multinational corporations, commonly referred to as the “Pillar Two” rules. Since 2023, many countries in which we operate adopted legislation to implement Pillar Two, which became effective beginning in 2024 and the effects of which are reflected in our 2024 and 2025 income tax calculations. In addition, going forward, we expect to see additional countries adopt similar legislation and are monitoring such developments. Accordingly, we continue to evaluate the potential impact of Pillar Two legislation on our effective tax rate, financial position and cash flows.

On July 4, 2025, the reconciliation bill, commonly referred to as the One Big Beautiful Bill Act (“OBBBA”) was signed into law, which includes a broad range of tax reform provisions. Key corporate tax provisions include 100% bonus depreciation, domestic research cost expensing, the business interest expense limitation, changes to the foreign-derived deduction eligible income computation and changes to the taxation of income from non-U.S. subsidiaries and related credits. Although some of these are effective in 2025, the majority are not effective until 2026. The OBBBA did not have a material impact on the Company’s effective tax rate for the nine months ended September 27, 2025. We will continue to evaluate the impact of the OBBBA as additional guidance becomes available.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

(12)	FAIR VALUE

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

•	Level 1 — Quoted prices for identical instruments in active markets.

•

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 — Significant inputs to the valuation model are unobservable.

There were no changes during the periods presented to the valuation techniques we use to measure asset and liability fair values on a recurring basis. There were no transfers between the three levels of the fair value hierarchy during the periods presented.

The following section describes the valuation methodologies we use to measure different financial instruments at fair value on a recurring basis.

Derivative Financial Instruments

Our derivative financial assets and liabilities include Swaps and FX forward contracts, valued using valuation models based on observable market inputs such as forward rates, interest rates, our own credit risk and the credit risk of our counterparties, which comprise investment-grade financial institutions. Based on these inputs, the derivative assets and liabilities are classified within Level 2 of the valuation hierarchy. We have not made any adjustments to the inputs obtained from the independent sources. Based on SFI’s recent entry into the Swaps, and our continued ability to enter into FX forward contracts, we consider the markets for our fair value instruments active. We primarily use the income approach, which uses valuation techniques to convert future amounts to a single present amount.

As of September 27, 2025 and December 31, 2024, the gross fair values of our derivative financial assets and liabilities, in aggregate, were $0.0 and $0.0 (gross assets) and $2.5 and $5.7 (gross liabilities), respectively. As of September 27, 2025, there had been no significant impact to the fair value of our derivative liabilities due to our own credit risk as the related instruments are collateralized under the Senior Credit Facilities.

Former Equity Security Investment

We previously held an investment in an equity security which was reflected at its net asset value in our consolidated balance sheet in prior years. The change in this former investment, based on the equity security’s most recently determined net asset value, was reflected in “Other expense, net” in our accompanying condensed consolidated statements of operations. The net asset value of this former investment, utilizing a practical expedient under relevant accounting guidance, was based on our ownership percentage of approximately 19.7%, applied to the equity security’s most recently determined net asset value. Effective December 30, 2024, through a series of distributions and contributions to and between entities ultimately wholly-owned by our Parent, we assigned all of our rights, title and interest in this former investment to SFI Equity Holding, LLC (a company independent of Redwood TopCo and also ultimately wholly-owned by our Parent), with such distribution reflected as a charge to “Accumulated deficit.”

We recorded a loss of $4.1 in the nine months ended September 28, 2024, to “Other expense, net” in our accompanying condensed consolidated statements of operations, reflecting a decrease in the estimated fair value of the equity security for such period.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited; in millions, except per unit data, and unless otherwise noted)

Goodwill, Indefinite-Lived Intangible and Other Long-Lived Assets

Certain of our non-financial assets are subject to impairment analyses, including long-lived assets, indefinite-lived intangible assets and goodwill. We review the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or at least annually for indefinite-lived intangible assets and goodwill. Any resulting impairment would require that the asset be recorded at its fair value.

As of September 27, 2025 and December 31, 2024, no significant non-financial assets or liabilities of the Company were required to be measured at fair value on a recurring or non-recurring basis. See Note 6 for further information regarding our goodwill and intangibles impairment testing performed during our fourth quarter of 2024.

(13)	SUBSEQUENT EVENTS

Management has performed an analysis of the activities and transactions subsequent to September 27, 2025 to determine the need for any adjustments to and/or disclosures within the financial statements for the year-to-date period ended September 27, 2025. Management has performed its analysis through December 3, 2025, the date on which the financial statements were available to be issued. No subsequent events have occurred that would require recognition or disclosure within the financial statements.

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